CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
OF
RICOR GENERATION INC.

Ricor Generation Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify:

1. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to Certificate of Incorporation (this "Amendment") amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate").

2. This Amendment was approved and duly adopted in accordance with Section 242 of the DGCL, and has been duly approved by written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

3. The Certificate is hereby amended by striking out the contents of Article FIRST of the Certificate and by substituting the following in lieu thereof:

"FIRST: The name of this corporation is:

Qnergy Inc."

* - * - * - *

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation, has executed this Certificate of Amendment to the

RICOR GENERATION INC.

N. Pundak

Name: Nacham Pundak

Title: President and Assistant Secretary